OPKO Health Announces Executive Appointments

•	Adam Logal Appointed Senior Vice President, Chief Financial Officer

•	Arie Gutman Appointed Chief Executive Officer of OPKO’s Active Pharmaceutical Ingredient and Chemical Development Division

MIAMI—April 1, 2014 — OPKO Health, Inc. (NYSE:OPK) today announced the appointment of Adam Logal as Senior Vice President, Chief Financial Officer. Additionally, Arie Gutman Ph.D. was appointed Chief Executive Officer of OPKO’s newly created Active Pharmaceutical Ingredient and Chemical Development Division.

Mr. Logal, currently Vice President, Finance, Chief Accounting Officer and Treasurer, succeeds Juan F. Rodriguez, who will continue to provide services to OPKO as a consultant while he pursues personal business interests. “Adam has been a key leader in our organization since our inception in 2007. His knowledge of our business, versatility as a finance leader and his strategic insights are valued by leaders across the Company,” said Phillip Frost, M.D., Chairman and Chief Executive Officer of OPKO. “I am delighted that Adam will continue to help lead the Company through our near term commercial opportunities and help position us for long-term success.”

Dr. Gutman founded FineTech Pharmaceutical Ltd. (“FineTech”), a highly profitable FDA approved business specializing in the development and manufacture of complex active pharmaceutical ingredients which OPKO acquired in December 2011. Under Dr. Gutman’s leadership as its President and CEO, FineTech has partnered with generic pharmaceutical companies initiating several “first to file” paragraph IV opportunities that led to successful launches of specialty generic drugs. With his appointment as Chief Executive Officer of OPKO’s Active Pharmaceutical Ingredient and Chemical Development Division, Dr. Gutman will lead efforts to develop additional chemistry based businesses and also ensure in-house availability of advanced synthetic capabilities for OPKO’s internal drug and diagnostic development programs.

About OPKO

OPKO is a multinational biopharmaceutical and diagnostics company that seeks to establish industry leading positions in large, rapidly growing markets by leveraging its discovery, development and commercialization expertise and novel and proprietary technologies.

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including all non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies, prospects, growth opportunities, and management. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, and risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and, except as required by applicable law, we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

OPKO Health, Inc.
Steven D. Rubin or Adam Logal, 305-575-4100